Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation and S Bankshares, Inc.
Announce Definitive Merger Agreement

ATLANTA, GA, May 19, 2016 – State Bank Financial Corporation (NASDAQ: STBZ), the holding company for State Bank and Trust Company, and S Bankshares, Inc. announced today the signing of a definitive agreement for State Bank Financial to acquire S Bankshares and its wholly-owned subsidiary, S Bank, in a cash and stock transaction with a purchase price of approximately $11 million on a fully diluted basis, or $56.70 per share.

At March 31, 2016, S Bankshares had total assets of approximately $109 million, total loans of approximately $79 million, total deposits of approximately $95 million, and total shareholder’s equity of approximately $11 million. S Bank has banking operations in Savannah, Glennville, Reidsville, and Hinesville, Georgia.

State Bank and Trust CEO Tom Wiley said, “The port city of Savannah is one of Georgia’s most dynamic markets. Having lived and banked there for more than seventeen years, I believe we can utilize the S Bank platform as a launching pad for building something special.”

Mark Smith, Chairman of S Bank, added, “Tom Wiley and Joe Evans have a long history of banking success in Savannah and delivering returns for Savannah investors, myself included. Our board is very pleased to be going into business with them.  This merger will be both financially rewarding to S Bank shareholders and good for our community.”

The transaction is expected to be 2% accretive to 2017 earnings per share and approximately 0.3% dilutive to tangible book value per share with an earn-back period of less than two years. The transaction structure provides for shareholders of S Bankshares to elect between cash and stock subject to a minimum of 50% and a maximum of 60% total stock consideration.

The merger agreement has been approved by the Boards of Directors of both companies and is anticipated to close in the third quarter of 2016. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and the approval by the shareholders of S Bankshares. Upon closing of the transaction, S Bankshares will merge into State Bank Financial, immediately followed by the merger of S Bank into State Bank and Trust.

S Bankshares was represented in this transaction by Banks Street Partners, LLC as financial advisor and Womble Carlyle Sandridge & Rice, LLP as legal counsel. State Bank Financial was represented by Nelson Mullins Riley & Scarborough LLP as legal counsel.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.5 billion in assets as of March 31, 2016, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

To learn more about State Bank, visit www.statebt.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “project,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements related to certain plans, expectations and goals related to the merger between State Bank Financial and S Bankshares, including the expected impact of the transaction on State Bank Financial’s future financial performance (including anticipated accretion to earnings per share and the tangible book value earn-back period) and the anticipated timing for closing the transaction. These forward-looking statements are subject to risks, uncertainties and other factors, such as the inability to obtain the requisite regulatory and shareholder approvals for the proposed transaction and meet other closing terms and conditions, the transaction may be more expensive to complete and the anticipate benefits may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, the reaction to the transaction of each bank’s customers, employees and counterparties or difficulties related to the transition of services, as well as additional risks and uncertainties contained in the “Risk Factors” and forward-looking statements disclosure contained in State Bank Financial’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, any of which risks, uncertainties and other factors could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this report. State Bank Financial undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger transaction, State Bank Financial will file a registration statement on Form S-4 with the SEC to register State Bank Financial’s shares that will be issued to S Bankshares, Inc.’s shareholders in connection with the transaction. The registration statement will include a proxy statement of S Bankshares, Inc. and a prospectus of State Bank Financial, as well as other relevant documents concerning the proposed transaction. The registration statement and the proxy statement/prospectus to be filed with the SEC related to the proposed transaction will contain important information about State Bank Financial, S Bankshares, Inc. and the proposed transaction and related matters. WE URGE SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND PROXY/PROSPECTUS

WHEN IT BECOMES AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT AND PROXY/PROSPECTUS) BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Security holders may also obtain free copies of the documents filed with the SEC by State Bank Financial at its website at https://www.statebt.com (which website is not incorporated herein by reference) or by contacting Jeremy Lucas by telephone at 404.239.8626.

State Bank Financial and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of S Bankshares, Inc. in connection with the proposed merger. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed merger will be provided in the proxy statement/prospectus described above when it is filed with the SEC. Additional information regarding State Bank Financial’s directors and executive officers is included in State Bank Financial’s definitive proxy statement for 2016, which was filed with the SEC on April 15, 2016. You can obtain free copies of this document from State Bank Financial using the contact information above.